Exhibit 2.1 / Scheduling Order

OFFICE OF THE COMMISSIONER OF INSURANCE (OCI)                 STATE OF WISCONSIN
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In the Matter of the Acquisition of Control                   NOTICE OF HEARING
of Physicians Insurance Company of Wisconsin, Inc.
by ProAssurance Corporation                                   Case No. 06-C29893

                  Petitioners.

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*** PREHEARING CONFERENCE DATE:         May 12, 2006, at 10:00 a.m. (C.D.S.T.)
    IS SCHEDULED
                            PLACE: Office of the Commissioner of Insurance 125 South Webster Street
                                        Madison, Wisconsin 53703

*** HEARING IS SCHEDULED    DATE:       May 12, 2006, at 10:30 a.m. (C.D.S.T.)
                            PLACE:      Office of the Commissioner of Insurance
                                        125 South Webster Street
                                        Madison, Wisconsin 53703

                           ***PLEASE READ CAREFULLY***

     A class 1 hearing under s. 611.72 and chs. 227 and 617, Wis. Stat., will be held before Commissioner Jorge Gomez, at the time and place stated above, to be continued at any time and place the commissioner considers necessary, to consider the matters set forth in this Notice of Hearing.

     The issues to be considered are as follows:

     (1) The plan for the acquisition of control of Physicians Insurance Company of Wisconsin, Inc., by ProAssurance Corporation. (the "plan").

     (2) The names, addresses, and interrelationships of all affiliates and principals of the Petitioners at the time of the filing and after the request is granted if the plan is approved.

     (3)  Whether or not, under s. 611.72 and ch. 617, Wis. Stat.:

          (a) The plan would violate the law or be contrary to the interests of the insureds of Physicians Insurance Company of Wisconsin, Inc., a participating domestic corporation, or of the Wisconsin insureds of any participating nondomestic corporation.

          (b) After the acquisition of control, Physicians Insurance Company of Wisconsin, Inc. would be able to satisfy the requirements for the issuance of a license to write the line or lines of insurance for which it is presently licensed.

          (c) The effect of the acquisition of control would be to create a monopoly or substantially to lessen competition in insurance in Wisconsin.

          (d) The merger is likely to jeopardize the financial stability of Physicians Insurance Company of Wisconsin, Inc. or to prejudice the interests of its Wisconsin policyholders.

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          (e)  Any plans or proposals which the acquiring party has to liquidate the domestic stock insurance corporation or its parent insurance holding corporation, sell its assets, or consolidate or merge it with any person, or make any other material change in its business or corporate structure or management are fair and reasonable to policyholders of the domestic stock insurance corporation or in the public interest.

          (f) The competence and integrity of the persons who would control the operation of the domestic stock insurance corporation or its parent insurance holding corporation are such that it would be in the interest of the policyholders of the corporation and of the public to permit the acquisition of control.

     (4)  Whether the Petitioners have complied with the filing requirements of
          s. Ins 40.02, Wis. Adm. Code.

Dated at Madison, Wisconsin, this 1st day of May, 2006.

                                                   Jorge Gomez
                                                   Commissioner of Insurance


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